Exhibit 16.1

Securities and Exchange Commission
Station Place
100F St., NE
Washington, D.C. 20549

RE:  Biomoda Inc.
       File No. 333-90738

We have read Biomoda’s statements included under Item 4.01 of its Form 8-K dated January 25, 2008, which is to be filed with the Securities and Exchange Commission, and we agree with such statements as they pertain to our Firm.

/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

January 25, 2008